Exhibit 5

[Letterhead of Day Pitney LLP]

August 1, 2007

Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, New York 10707

Re:	Hudson Valley Financial Corp. Registration of 900,000 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Hudson Valley Financial Corp., a New York corporation (the “Company”), relating to 900,000 shares of the Company’s Common Stock, $0.20 par value (the “Securities”), to be offered pursuant to the Amended and Restated Hudson Valley Financial Corp. 2002 Stock Option Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New York and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (excluding the related prospectus, which was not filed therewith) and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP